Exhibit 10.4

 Indemnity AGREEMENT

THIS AGREEMENT made effective as of the _______ day of ________, 2023.

BETWEEN:

NioCorp Developments Ltd., a corporation incorporated under the laws of the Province of British Columbia and having an office at 7000 South Yosemite Street, Suite 115 Centennial, CO 80112

(the “Corporation”)

AND:

(the “Indemnitee”)

WHEREAS:

A.       The Indemnitee has, at the request of the Corporation, agreed to act as a director and/or officer of the Corporation or as a director and/or officer of, or in a similar capacity with, an affiliate (an “Affiliate”) of the Corporation (within the meaning of the Business Corporations Act (British Columbia) (the “Act”)); and

B.       The Indemnitee is willing to act or continue to act as set out in recital A hereof on the condition that the Corporation enter into this Agreement.

NOW THEREFORE in consideration of the Indemnitee consenting to act as a director and/or officer of the Corporation or as a director and/or officer of, or in a similar capacity with, an Affiliate, and other good and valuable consideration, the receipt and sufficiency of which each party acknowledges, the parties agree as follows:

1.                  General Indemnity. Subject to paragraphs 2 and 3 hereof, the Corporation will, to the fullest extent possible under applicable law, indemnify and hold harmless the Indemnitee and the heirs, executors, administrators and other legal representatives of the Indemnitee (each of which is included in any reference in this Agreement to the Indemnitee) against any and all costs, losses, charges, damages (including, without limitation, incidental, special, consequential, exemplary or punitive damages), liabilities and expenses, regardless of when or how they arose including, without limiting the generality of the foregoing, all liabilities, fines, penalties, fees, including charges and disbursements for the services of any experts, all legal fees, charges and disbursements on a solicitor and client basis and any amount paid to settle any actions or proceedings or to satisfy any judgments (any and all of the foregoing being hereinafter referred to as “Liabilities”) reasonably incurred by the Indemnitee for, or in connection with, any civil, criminal, administrative, investigative or other proceeding, whether threatened, pending, continuing or completed (any and all of the foregoing being hereinafter referred to as an “Action”), to which the Indemnitee may be involved (whether as a party, witness or otherwise) because of being or having been a director or officer of or acting in a similar capacity with the Corporation or any Affiliate, including but not limited to any act, matter, deed or thing whatsoever made, done, committed, permitted or acquiesced in by the Indemnitee as a director or officer of or acting in a similar capacity with the Corporation or any Affiliate, whether before or after the effective date of this Agreement and whether or not related to an Action.

2.                  Limitations on Indemnity. The obligation of the Corporation to indemnify the Indemnitee in accordance with paragraph 1 hereof will only apply if:

(a)	the Indemnitee acted honestly and in good faith with a view to the best interests of the Corporation or Affiliate, as the case may be; and
(b)	in the case of a non-civil proceeding, the Indemnitee had reasonable grounds for believing that the Indemnitee’s conduct was lawful.

Termination of any proceeding by judgment, order, settlement or conviction, or upon a plea of “nolo contendere” or its equivalent, or similar or other result, will not, of itself, create any presumption for the purposes of this Agreement that the Indemnitee did not act honestly and in good faith with a view to the best interests of the Corporation or an Affiliate, as the case may be, or, in the case of a proceeding other than a civil proceeding, that the Indemnitee did not have reasonable grounds for believing that the Indemnitee’s conduct was lawful (unless the judgment or order of a court or another tribunal of competent jurisdiction specifically finds otherwise). Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its shareholders) to have made a determination that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its shareholders) that the Indemnitee has not met such applicable standard of conduct, will be a defence to any action brought by the Indemnitee against the Corporation to recover the amount of any indemnification claim, nor create a presumption that the Indemnitee has not met the applicable standard of conduct.

3.                  Payment of Expenses.

(a)	Any amounts to be paid by the Corporation pursuant to paragraph 1 hereof shall be advanced by the Corporation promptly as and when such Liabilities arise.
(b)	Notwithstanding clause (a) of this paragraph 3, all expenses reasonably incurred or to be reasonably incurred by the Indemnitee in connection with an Action described in paragraph 1 hereof will be advanced or paid by the Corporation upon the request of the Indemnitee and in advance of the determination of any Action to enable the Indemnitee to properly investigate, defend or appeal the Action; provided that the Indemnitee shall provide a written undertaking in accordance with Section 162(2) of the Act and to the extent it is determined in a final judgment of a court of competent jurisdiction that the Corporation is not liable to indemnify the Indemnitee by virtue of paragraph 2 of this Agreement, the Indemnitee will repay forthwith upon demand all amounts paid by the Corporation on behalf of the Indemnitee under this paragraph 3.

4.                  Notice of Proceedings.

(a)	The Indemnitee will give written notice to the Corporation upon the Indemnitee being served with any statement of claim, writ, notice of motion, indictment, subpoena, investigation order or other document commencing, threatening or continuing any Action involving the Corporation, an Affiliate or the Indemnitee which may result in a claim for indemnification under this Agreement.
(b)	The Corporation will give written notice to the Indemnitee upon the Corporation or an Affiliate being served with any statement of claim, writ, notice of motion, indictment, subpoena, investigation order or other document commencing, threatening or continuing any Action involving the Indemnitee.
(c)	Failure by either party to notify the other of any Action or threatened Action will not relieve the Corporation from liability under this Agreement except to the extent that such failure materially prejudices the Corporation or a Subsidiary.

5.                  Subrogation. Promptly after receiving notice of any Action or threatened Action from the Indemnitee, the Corporation may, and upon the written request of the Indemnitee will, assume the defence of the Action and on behalf of the Indemnitee will retain counsel who is reasonably satisfactory to the Indemnitee to represent the Indemnitee in respect of the Action. If the Corporation assumes conduct of the defence on behalf of the Indemnitee, the Indemnitee consents to the conduct thereof and to any action taken by the Corporation, in good faith, in connection therewith and the Indemnitee will fully cooperate in the defence including, without limitation, the provision of documents in the possession or reasonably available to the Indemnitee, attending examinations for discovery, making affidavits, meeting with counsel and testifying and divulging to the Corporation all information known by the Indemnitee and reasonably required to defend or prosecute the Action.

6.                  Separate Counsel. In connection with an Action the Indemnitee will have the right to employ separate counsel of the Indemnitee’s choosing and to participate in the defence thereof but the fees and disbursements of the separate counsel will be at the Indemnitee’s expense unless:

(a)	counsel chosen by the Corporation to represent the Indemnitee reasonably determines that there are legal defences available to the Indemnitee that are different from or in addition to those available to the Corporation or that a conflict of interest exists which makes representation by counsel chosen by the Corporation not advisable;

(b)	the Corporation has not assumed the defence of the Action and employed counsel reasonably satisfactory to the Indemnitee within a reasonable period of time after receiving notice of the Action; or
(c)	employment of the separate counsel has been authorized by the Corporation,

in which event the reasonable fees and disbursements of the separate counsel on a solicitor and client basis will be paid by the Corporation.

7.                  Settlement of Claim. No admission of liability and no settlement of any Action or threatened Action in a manner adverse to the Indemnitee will be made without the written consent of the Indemnitee, such consent not to be unreasonably withheld. No admission of liability will be made by the Indemnitee without the consent of the Corporation and the Corporation will not be liable for any settlement of any Action or threatened Action made without its consent, such consent not to be unreasonably withheld.

8.                  Determination of Right to Indemnification. If any payment under this Agreement requires the approval of a court under the provisions of any legislation binding upon the Corporation, the Corporation agrees to apply to the court for and use reasonable commercial efforts to obtain such approval or, if the Corporation does not do so, the Indemnitee may apply to the court for such approval. The Corporation shall bear all reasonable fees and expenses incurred by the Corporation or the Indemnitee in applying for (whether or not approval is ultimately obtained) and obtaining such approval.

9.                  Director and Officer Liability Insurance. The Corporation will obtain and maintain directors’ and officers’ liability insurance coverage in respect of the Indemnitee with a reputable third party insurer on such terms, with such policy conditions and in such amounts and with coverage and policy limits as are available to the Corporation on reasonable commercial terms for so long as the Indemnitee is a director or officer or acts in a similar capacity with the Corporation or an Affiliate, and for so long thereafter (having regard to all applicable statutory limitation periods) as is necessary to ensure that any Action or threatened Action which may be commenced or taken against the Indemnitee after the Indemnitee ceases to be a director or officer or ceases to act in a similar capacity with the Corporation or an Affiliate, is covered by such insurance to the same extent as would have been the case had such Action or threatened Action commenced during the period during which the Indemnitee was such a director or officer or acted in such a similar capacity. The Corporation will, within a reasonable time, provide to the Indemnitee a copy of each policy of insurance providing the coverages contemplated by this paragraph after coverage is obtained, and evidence of each annual renewal thereof, and will notify the Indemnitee if the insurer cancels, makes material changes to coverage or refuses to renew coverage (or any part of the coverage).

10.              Tax Matters. If the Indemnitee is required to include in income or in the income of the Indemnitee’s estate, any payment made under this Agreement for the purpose of determining income tax payable by the Indemnitee, the Corporation will pay such amount as will fully indemnify the Indemnitee for the amount of all Liabilities and all income tax payable as a result of the receipt of the indemnity payment such that the net after tax amount of every payment made to the Indemnitee hereunder, after the provision for the payment of any taxes payable by the Corporation or the Indemnitee, is equal to the amount that the Indemnitee would have received had there been no such taxes payable.

11.              Representations and Warranties. The Corporation represents and warrants that it has the corporate power, authority and capacity to execute and deliver this Agreement and to perform its other obligations hereunder, that this Agreement constitutes a legally enforceable and binding obligation of the Corporation and that none of the provisions of this Agreement conflict with any provision of the constating documents of the Corporation.

12.              Scope of Indemnity. The intention of this Agreement is to provide the Indemnitee with indemnification to the fullest extent permitted by law and, without limiting the generality of the foregoing and notwithstanding anything contained herein:

(a)	nothing in this Agreement will be interpreted, by implication or otherwise, to limit the scope of the indemnification provided in paragraph 1 hereof except as specifically provided herein; and
(b)	paragraph 1 hereof is intended to provide indemnification to the Indemnitee to the fullest extent permitted by the Act and, in the event that such statute is amended or replaced and a broader scope of indemnification (including, without limitation, the deletion or limiting of one or more of the conditions to the applicability of indemnification) is permitted or allowed, paragraph 1 hereof will be deemed to be amended concurrently with the amendment to, or replacement of, the statute so as to provide such broader indemnification.

13.              No Duplication of Payments. The Corporation shall not be liable under this Agreement to make any payment in connection with any Action to the extent the Indemnitee has otherwise actually received payment (under any insurance policy or otherwise) of the amount otherwise payable hereunder.

14.              Set-off. The Corporation grants to the Indemnitee the right to set-off any amount owing by the Corporation hereunder to the Indemnitee against any amount that the Indemnitee may owe to the Corporation at that time.

15.              Unconditional.

(a)	This Agreement is absolute and unconditional and the obligations of the Corporation will not be affected, discharged, impaired, mitigated or released by (a) any extension of time, indulgence or modification that the Indemnitee may extend or make with any person threatening or commencing an Action, or (b) the discharge or release of the Indemnitee in any bankruptcy, insolvency, receivership or other proceedings of creditors.

(b)	No action or proceeding brought or instituted under this Agreement and no recovery pursuant thereto will be a bar or defence to any further action or proceeding which may be brought under this Agreement.
(c)	The rights of the Indemnitee hereunder will be in addition to any other rights the Indemnitee may have under the constating documents of the Corporation or the Act or otherwise. To the extent that a change in the Act (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded currently under the constating documents of the Corporation or this Agreement, it is the intent of the Corporation and the Indemnitee that the Indemnitee be entitled to the greater benefits afforded by that change. The rights of the Indemnitee under this Agreement will not be diminished by any amendment to the constating documents of the Corporation or of any other agreement or instrument to which the Indemnitee is not a party, and will not diminish any other rights that the Indemnitee now has, or in the future may have, against the Corporation.

16.              Notices. In this Agreement:

(a)	any notice or communication required or permitted to be given under this Agreement will be in writing and will be considered to have been given if delivered by hand or transmitted by facsimile or other transmission to the address of each party set out below:
(i)	if to the Corporation:

NioCorp Developments Ltd.
7000 South Yosemite Street

Suite 115

Centennial, CO 80112

Attention: Neal Shah, Chief Financial Officer
Email: .       nshah@niocorp.com

(ii)	if to the Indemnitee:

to the address set out on the first page hereof,

or to such other address or facsimile transmission number as a party may designate in the manner set out above; and

(b)	any notice or communication will be considered to have been received:
(i)	if delivered by hand during business hours on a business day, upon receipt by a responsible representative of the receiver, and if not delivered during business hours or on a business day, upon the commencement of business at the location of the receiver on the next business day; and

(ii)	if sent by facsimile transmission during business hours on a business day, upon the sender receiving confirmation of the transmission, and if not transmitted during business hours or on a business day, upon the commencement of business at the location of the receiver on the next business day.

17.              Commencement of Term and Survival. Notwithstanding the actual date of execution and delivery of this Agreement, this Agreement and the indemnity provided herein (the “Indemnity”) will be conclusively deemed to commence on the day upon which the Indemnitee first became a director or officer of the Corporation or a director or officer of, or acted in a similar capacity with, any Affiliate. This Agreement and the Indemnity shall survive the Indemnitee ceasing to be a director or officer of the Corporation or a director or officer of, or ceasing to act in a similar capacity with, an Affiliate and shall continue in full force and effect thereafter.

18.              Re-Election. The obligations of the Corporation under this Agreement continue after and are not affected in any way by the re-election or re-appointment from time to time of the Indemnitee as a director and/or officer of or acting in a similar capacity with the Corporation or any Affiliate.

19.              Indemnitee’s Compensation. The obligations of the Corporation under this Agreement are not diminished or in any way affected by:

(a)	the Indemnitee holding from time to time any direct or indirect financial interest in the Corporation or any Affiliate;
(b)	payment to the Indemnitee by the Corporation of director’s fees or any salary, wages, or any other form of compensation or remuneration; and
(c)	except as otherwise herein provided, any directors’ and/or officers’ liability insurance placed by or for the benefit of the Indemnitee by the Indemnitee, the Corporation or any Affiliate.

20.              Resignation or Removal. Nothing in this Indemnity will prevent an Indemnitee from resigning as a director or officer of or ceasing to act in a similar capacity with the Corporation or any Affiliate. The obligations of the Corporation hereunder shall continue after and are not affected in any way by the Indemnitee ceasing to be a director and/or officer of or ceasing to act in a similar capacity with the Corporation or an Affiliate, whether by resignation, removal, death, incapacity, disqualification under applicable law, or otherwise.

21.              Insolvency. The liability of the Corporation under this Agreement will not be affected, discharged, impaired, mitigated or released by the discharge or release of the Indemnitee in any bankruptcy, insolvency, receivership or other similar proceeding of creditors.

22.              Time for Payment. The Corporation will pay all amounts due to the Indemnitee under this Agreement forthwith upon demand by the Indemnitee.

23.              Severability. If any term of this Agreement is determined to be invalid or unenforceable, in whole or in part, the invalidity or unenforceability will attach only to that term or part term, and the remaining part of that term and all other terms of this Agreement will continue in full force and effect. The parties will negotiate in good faith to agree to a substitute term that will be as close as possible to the intention of any invalid or unenforceable term while being valid and enforceable. The invalidity or unenforceability of any term in any particular jurisdiction will not affect its validity or enforceability in any other jurisdiction where it is valid or enforceable.

24.              Further Acts. Each party agrees to do all such things and take all such actions as may be necessary or desirable to give full force and effect to the matters contemplated by this Agreement. No amendment to this Agreement will be valid or binding unless set forth in writing and executed by both the Corporation and the Indemnitee.

25.              Enurement. This Agreement enures to the benefit of the Indemnitee and is binding upon the parties and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns. This Agreement may not be assigned by the Corporation without the prior written consent of the Indemnitee. For greater certainty, this Indemnity will be binding upon any successor to the Corporation resulting from any amalgamation, plan of arrangement or purchase or assigning of all or substantially all of the assets of the Corporation.

26.              Independent Legal Advice. The Indemnitee acknowledges having been advised to obtain independent legal advice with respect to entering into this Agreement, that the Indemnitee has obtained independent legal advice or has expressly decided not to seek that advice, and that the Indemnitee is entering into this Agreement with full knowledge of the contents of it, of the Indemnitee’s own free will and with full capacity to do so.

27.              Time. Time will be of the essence of this Agreement.

28.              Governing Law and Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia law and the federal laws of Canada applicable therein and will be treated in all respects as a British Columbia contract.

29.              Previous Indemnities. This Agreement is in addition to and not in substitution for any previous indemnity or indemnities which may have been given by the Corporation to the Indemnitee and such previous indemnity or indemnities are unaffected hereby and will continue in full force and effect in accordance with their respective terms.

30.              Counterparts. This Agreement may be executed in any number of counterparts (including counterparts by facsimile or other electronic transmission), each of which when so executed will be deemed to be an original and will have the same force and effect as an original but such counterparts together will constitute but one and the same instrument.

IN WITNESS WHEREOF this Agreement has been executed by the Corporation and the Indemnitee on the date first written above.

-Signature page immediately follows-

NIOCORP DEVELOPMENTS LTD.

Per:
Authorized Signatory

[INDEMNITEE]